Exhibit FS.1

AGL RESOURCES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
In millions	June 30, 2003	December 31, 2002
Current assets
Cash and cash equivalents	$3.3	$8.4
Receivables (less allowance for uncollectible accounts of $3.0 million at June 30, 2003 and $2.3 million at December 31, 2002)	286.7	373.1
Inventories	168.4	118.2
Unrecovered environmental response costs – current	23.8	21.8
Unrecovered pipeline replacement program costs – current	18.4	15.0
Energy marketing and risk management assets	11.6	24.7
Other current assets	4.5	25.2
Total current assets	516.7	586.4

Property, plant and equipment
Property, plant and equipment	3,390.4	3,323.2
Less accumulated depreciation	1,165.6	1,129.0
Property, plant and equipment-net	2,224.8	2,194.2
Deferred debits and other assets
Unrecovered pipeline replacement program costs	436.9	499.3
Goodwill	176.2	176.2
Unrecovered environmental response costs	155.3	173.3
Investments in equity interests	112.3	74.8
Unrecovered postretirement benefit costs	10.8	10.9
Other	24.9	26.9
Total deferred debits and other assets	916.4	961.4
Total assets	$3,657.9	$3,742.0

Exhibit FS.1

AGL RESOURCES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
In millions	June 30, 2003	December 31, 2002
Current liabilities
Payables	$387.1	$341.8
Short-term debt	147.5	388.6
Current portion of long-term debt	95.3	30.0
Accrued pipeline replacement program costs – current	67.1	50.0
Accrued expenses	61.0	58.2
Accrued environmental response costs – current	48.4	41.3
Energy marketing and risk management liabilities	11.4	17.9
Other current liabilities	74.7	88.0
Total current liabilities	892.5	1,015.8
Accumulated deferred income taxes	344.3	320.0
Long-term liabilities
Accrued pipeline replacement program costs	364.5	444.0
Accrued pension obligations	66.8	72.7
Accrued postretirement benefit costs	51.5	49.2
Accrued environmental response costs	37.5	63.7
Other	9.2	-
Total long-term liabilities	529.5	629.6
Deferred credits	70.6	72.3
Capitalization
Senior and Medium-Term notes	696.8	767.0
Trust Preferred Securities	228.3	227.2
Total long-term debt	925.1	994.2
Common shareholders’ equity, $5 par value	895.9	710.1
Total capitalization	1,821.0	1,704.3
Total liabilities and capitalization	$3,657.9	$3,742.0